UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On June 20, 2025, the Hartman Group distributed the following letter to shareholders:

RIGOROUS CORPORATE GOVERNANCE AND RETURN OF CAPITAL

June 20, 2025

Dear Shareholders,

The new slate of Silver Star Board of Directors, Thomas – Longnecker – Hartman, have the singular mission and fiduciary responsibility to restore and preserve shareholder value by executing a full-scale, responsible liquidation of all remaining assets and delivering a structured, transparent return of capital to investors.

There is a wall of deceit and shameful business practices behind which Haddock and Company have hidden for far too long with:

●	Outsized compensation, unearned stock awards and profits interests
●	Profligate waste in unnecessary legal warfare
●	Concealment of Books and Records
●	Fighting in court against a shareholder vote
●	Inflammatory rhetoric based on a fantasy narrative of their own making.

Enough! Instead of transparency, Silver Star issues press releases. Instead of a recovery roadmap, shareholders have been handed diluted equity, bloated executive compensation, and ballooning legal fees.

MEET THE NEW BOARD:

Benjamin Thomas – Grounded, Humble, and Results-Driven

A serial entrepreneur and seasoned commercial real estate operator, Mr. Thomas has in his career acquired over 40 businesses and developed nearly 80,000 square feet of commercial real estate, with 4 years in high end luxury hotel property management. By education as a mechanical engineer, with a master’s in management from Stanford University, Benjamin has a keen eye for industry trends to maximize shareholder value as a director. Full Bio on page 14-15

Brent Longnecker – Principled, Ethical, and Courageously Independent

Brent Longnecker is a distinguished expert in corporate governance, executive compensation, and risk management consulting, with over 40 years of experience advising public, private, and non-profit organizations. He has consulted over three dozen real estate companies. He knows how to lead with ethics and structure compensation in a way that serves, not exploit, shareholders. His counsel is sought by Fortune 500 companies and family-owned businesses alike because he never compromises on integrity. Full Bio on page 14-15

WHAT THE THOMAS-LONGNECKER-HARTMAN TEAM WILL DO FOR YOU

Evaluate

●	Report full financial disclosures within the first 30 days.
●	Schedule a shareholder meeting within the first 30 days to discuss the financial status of the company.

Prioritize Financial Stewardship

●	Immediately suspend all non-essential legal expenditures. The legal costs incurred we believe has been $15 million dollars.
●	End all unjustified executive compensation, bonuses, and performance unit accruals.
●	Cut payroll by 50%.

Strategize Liquidation

●	Sell the Walgreens and Mini Storage Assets, comprising half the value of the portfolio, which totals $135 million, and return the capital immediately to the shareholders as the assets sell.
●	Lease up and stabilize the remaining legacy assets and sell over the next two years, returning capital to the shareholders as they sell.

Governance and Oversight

●	Develop a clear distribution schedule to ensure regular, proportional payouts as assets are sold.
●	Commit to monthly financial reporting on distribution progress, with quarterly investor Q&A sessions.

YOU INVESTED IN A REIT NOT LEGAL WARFARE OR FAILED START-UP ASPIRATIONS

Benjamin Thomas and Brent Longnecker are here to fulfill a fiduciary role to protect your investment in an orderly, intelligent, and principled liquidation.

Vote for Benjamin Thomas and Brent Longnecker. Vote for decisive action, value, recovery and an honest exit you can finally count on.

Vote the BLUE card to elect Thomas, Longnecker, and Hartman directors who will focus on disciplined liquidation and return of capital.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

Thank you for your trust and support.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance Team

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.